Quality Food Centers, Inc.
                               300 Atlantic Street
                                   Suite 1001
                           Stamford, Connecticut 06901

                                October 15, 1997



Mr. Dan Kourkoumelis
6016 N.E. Bothell Way, F-144
Seattle, Washington, 98155

Dear Dan:

     This letter will serve to formalize our previous discussions regarding a change in your responsibilities within the Company and its subsidiaries. As we discussed, while you will continue to serve as President and Chief Executive Officer of Hughes, effective immediately, you will also be assigned substantial responsibilities with respect to QFC's Seattle/Puget Sound operations. As a result, your principal place of employment will be the Seattle/Puget Sound area. You will, of course, be reimbursed for the travel, lodging and other expenses which you incur in connection with your trips to and from Seattle.

     With respect to your current Employment Agreement, it will remain in effect in all respects except that your duties will be modified as set forth above. To the extent that this letter conflicts with your current Employment Agreement, it should be considered as a modification to the agreement.

     If you agree with the foregoing, please sign and return the enclosed copy of this letter, which countersigned letter shall constitute our agreement regarding the matters addressed herein.

                                       Sincerely,

                                       CHRISTOPHER A. SINCLAIR
                                       -----------------------------------------
                                       Christopher A. Sinclair,
                                       Chief Executive Officer


Agreed and Accepted:

DAN KOURKOUMELIS
-----------------------------------------
Dan Kourkoumelis